Exhibit 99.8

FORM OF
NOTICE OF IMPORTANT TAX INFORMATION
CREATD, INC.

This notice is provided in connection with the prospectus of CREATD, INC. (the “Company”) dated July 13, 2022. Under the U.S. federal income tax laws, distributions (including constructive distributions) that may be made by the Company in respect of units (the “Units”) consisting of one share of common stock of the Company par value $0.001 per share (“Common Stock”), a Series A redeemable warrant exercisable for one share of Common Stock at an exercise price of $3.00 (the “Series A Warrants”), and a Series B redeemable warrant exercisable for one share of Common Stock at an exercise price of $6.00 (the “Series B Warrants”, and together with Series A Warrants, the “Warrants”), acquired through the exercise of the subscription rights or exercise of the Warrants, themselves issued through the exercise of the subscription rights at a subscription price of $2.00, may be subject to backup withholding. Generally such payments will be subject to backup withholding unless the holder (i) is exempt from backup withholding and timely and properly establishes an exemption from backup withholding or (ii) furnishes the payer with its correct taxpayer identification number (“TIN”) and certifies, under penalties of perjury, that the number provided is correct and provides certain other certifications. Each holder that exercises subscription rights and wants to avoid backup withholding must, unless an exemption applies, provide the subscription agent, as the Company’s agent in respect of the exercised subscription rights, with such holder’s correct TIN and certain other certifications by completing the enclosed Form W-9 (Request for Taxpayer Identification Number and Certification). The TIN that must be provided is the TIN of the record owner of the subscription rights. If such record owner is an individual, the TIN is generally the taxpayer’s social security number. For most entities, the TIN is the employer identification number. If the subscription rights are in more than one name or are not in the name of the actual owner, consult the enclosed Form W-9 (Request for Taxpayer Identification Number and Certification) for additional guidelines on which number to report. If the subscription agent is not provided with the correct TIN in connection with such payments, the holder may be subject to a penalty imposed by the Internal Revenue Service (“IRS”).

Certain holders (including, among others, certain corporations and foreign persons) are not subject to these backup withholding rules. In general, in order for a holder that is a “U.S. person” for U.S. federal income tax purposes to qualify as an exempt recipient, that holder must timely submit a properly completed Form W-9 attesting to such holder’s exempt status. See the enclosed Form W-9 (Request for Taxpayer Identification Number and Certification) for additional instructions. In general, in order for a holder that is not a “U.S. person” for U.S. federal income tax purposes to qualify as an exempt recipient, that holder must timely submit a properly completed Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals), Form W-8BENE, Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities) or other appropriate Form W-8, signed under the penalties of perjury, attesting to such holder’s foreign status. Such Form W-8BEN or Form W-8BEN-E may be obtained from the subscription agent. Holders are urged to consult their own tax advisors to determine whether they are exempt from withholding and reporting requirements. If backup withholding applies, the Company or the subscription agent, as the case may be, will be required to withhold (currently at a 24% rate) on any reportable payments made to a holder that exercises subscription rights. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be credited against the U.S. federal income tax liability of the holder subject to backup withholding, provided that the required information is timely provided to the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely provided to the IRS.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE BACKUP WITHHOLDING RULES TO THEM.